EXHIBIT 99.1

A. M. Castle & Co.	3400 North Wolf Rd. Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	——————AT FD——————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@fd.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, JULY 27, 2010

A. M. CASTLE & CO. REPORTS 2010 SECOND QUARTER RESULTS

FRANKLIN PARK, IL, JULY 27th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the second quarter ended June 30, 2010.

Consolidated net sales were $240.1 million in the second quarter of 2010, reflecting the improvements in the global economy compared to the second quarter a year ago. Sales increased by 23.1% in the second quarter compared to the prior year period. Net income for the quarter was $0.4 million or $0.02 per diluted share, compared to a net loss of $5.5 million or a $0.24 loss per diluted share in the prior year quarter.

The Company's Metals segment sales were $213.3 million in the second quarter of 2010, compared to $174.1 million last year. Average tons sold per day increased approximately 20.6% compared to the second quarter of 2009 and increased sequentially by 3.5% from the first quarter of 2010.

In the Plastics segment, second quarter sales of $26.8 million were $5.8 million higher than the $21.0 million in the prior year period reflecting higher sales volume. Sequentially, plastics sales were 15% higher in the second quarter versus the first quarter of 2010, reflecting strength in point-of-purchase display and life sciences applications.

"I am pleased to report a return to profitability in the second quarter. Sales activity and overall business conditions in the end-markets we serve improved from first quarter levels, particularly in the General Industrial and Oil & Gas markets, where demand for alloy bar and carbon bar and tubing strengthened," stated Michael Goldberg, President and CEO of A. M. Castle.

“Gross profit margins improved sequentially from 24.2% in the first quarter of 2010 to 25.7% in the second quarter. In the second quarter, we leveraged the improved demand environment and our improved inventory position into stronger margin performance compared to the first quarter of this year. And if demand continues to improve, we would expect our gross margins to continue to improve in the second half of this year,” Goldberg continued.

The Company's debt-to-capital ratio was 21.5% as of June 30, 2010 and total debt outstanding was $85.9 million as of June 30, 2010.

“While we expect the economy to continue to recover, the sequential rate of recovery has appeared to moderate as we compare our volume activity to the first quarter of this year. At this point, we expect demand levels for the balance of the year to remain steady from second quarter levels. Longer term, we remain optimistic about our opportunities for growth in our key target markets including aerospace, oil and gas and energy, and general industrial equipment,” Goldberg concluded.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month and six month period ended June 30, 2010 and to discuss business condition an outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4329415.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 56 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure

The financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company's operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "predict," "plan," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Six
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$240,132	$195,103	$463,128	$447,347

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	178,515	145,067	347,558	327,247
Warehouse, processing and delivery expense	30,176	26,219	59,080	57,145
Sales, general, and administrative expense	25,808	25,889	52,750	57,849
Depreciation and amortization expense	5,351	5,542	10,501	10,958
Operating income (loss)	282	(7,614)	(6,761)	(5,852)
Interest expense, net	(1,252)	(1,552)	(2,545)	(3,257)

Loss before income taxes and equity in earnings (losses) of joint venture	(970)	(9,166)	(9,306)	(9,109)

Income taxes	(70)	3,782	2,778	4,227

Loss before equity in earnings (losses) of joint venture	(1,040)	(5,384)	(6,528)	(4,882)

Equity in earnings (losses) of joint venture	1,448	(137)	2,314	(159)
Net income (loss)	$408	$(5,521)	$(4,214)	$(5,041)

Basic earnings (loss) per share	$0.02	$(0.24)	$(0.18)	$(0.22)
Diluted earnings (loss) per share	$0.02	$(0.24)	$(0.18)	$(0.22)

EBITDA *	$7,081	$(2,209)	$6,054	$4,947

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$408	$(5,521)	$(4,214)	$(5,041)
Depreciation and amortization expense	5,351	5,542	10,501	10,958
Interest expense, net	1,252	1,552	2,545	3,257
Income taxes	70	(3,782)	(2,708)	(4,227)
EBITDA	$7,081	$(2,209)	$6,054	$4,947

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	June 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$26,406	$28,311
Accounts receivable, less allowances of $4,488 and $4,195	132,632	105,832
Inventories, principally on last-in, first-out basis (replacement cost	168,535	170,960
higher by $120,265 and $116,816)
Other current assets	6,268	5,241
Income tax receivable	11,469	18,970
Total current assets	345,310	329,314
Investment in joint venture	25,501	23,468
Goodwill	50,066	50,072
Intangible assets	44,910	48,575
Prepaid pension cost	20,671	19,913
Other assets	3,745	3,906
Property, plant and equipment, at cost
Land	5,192	5,192
Building	51,852	51,945
Machinery and equipment	181,022	178,545
	238,066	235,682
Less - accumulated depreciation	(159,195)	(152,929)
	78,871	82,753
Total assets	$569,074	$558,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$96,257	$71,295
Accrued liabilities	24,845	22,419
Income taxes payable	189	1,848
Deferred income taxes	5,001	9,706
Current portion of long-term debt	7,599	7,778
Short-term debt	11,202	13,720
Total current liabilities	145,093	126,766
Long-term debt, less current portion	67,062	67,686
Deferred income taxes	29,673	32,032
Other non-current liabilities	4,891	5,281
Pension and post retirement benefit obligations	8,251	8,028
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,124 shares issued and 22,956 outstanding at June 30, 2010 and 23,115 shares issued
and 22,906 outstanding at December 31, 2009	231	230
Additional paid-in capital	178,821	178,129
Retained earnings	152,173	156,387
Accumulated other comprehensive loss	(14,825)	(13,528)
Treasury stock, at cost - 168 shares at June 30, 2010 and 209 shares at
December 31, 2009	(2,296)	(3,010)
Total stockholders' equity	314,104	318,208
Total liabilities and stockholders' equity	$569,074	$558,001